Exhibit (d)(3)(i)

Confidential

Execution Version

KEY SHAREHOLDER AGREEMENT

THIS KEY SHAREHOLDER AGREEMENT (the “Agreement”) is being executed and delivered as of April 16, 2009, by INTERPARK CORPORATION (“Shareholder”), in favor of, and for the benefit of: EBAY INC., a Delaware corporation (“Parent”), INTERNET AUCTION CO., LTD., a company organized under the laws of the Republic of Korea (“Sub”), and the other Beneficiaries. Certain capitalized terms used in this Agreement are defined in Section 16.

RECITALS

A. Shareholder is a securityholder of GMARKET INC., a company organized under the laws of the Republic of Korea (the “Company”), and has obtained and developed extensive and valuable knowledge and confidential information concerning the business of the Company.

B. Pursuant to and subject to the terms and conditions of a Share Allocation and Tender Offer Agreement dated as of April 16, 2009 (the “Share Allocation Agreement”), among Parent, the Company, and eBay KTA (UK) Ltd., a company organized under the laws of the United Kingdom (“Acquisition Sub”), and related agreements to tender (including an agreement to tender executed by Shareholder), Parent will acquire majority ownership of the Company.

C. Parent wishes to protect its investment in the assets, business and goodwill of the Company pursuant to the Share Allocation Agreement, including the confidential and proprietary information possessed by Shareholder, by restricting the activities of Shareholder in the manner described below.

D. In connection with the transactions contemplated by the Share Allocation Agreement, Shareholder is selling or otherwise disposing of all of its ownership interest in the Company and, in return, is receiving consideration in the form of cash.

E. In connection with, and as a condition to the consummation of, the transactions contemplated by the Share Allocation Agreement, and to enable Parent to secure more fully the benefits of such transactions, Parent has required that Shareholder enter into this Agreement; and Shareholder is entering into this Agreement in order to induce Parent to consummate the transactions contemplated by the Share Allocation Agreement.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Shareholder agrees as follows:

1. Restrictive Covenants. Shareholder agrees that, during the Restricted Period, Shareholder shall not, and Shareholder shall ensure that its Affiliates (other than: (x) any officer or director of Shareholder; and (y) any shareholder of Shareholder who is not controlled by, and who owns less than a majority of the voting securities of, Shareholder) do not:

(a) engage in Competition in any part of the Restricted Territory;

(b) be or become an officer, director, employee, shareholder, owner or co-owner (in the sense of equity ownership) or Affiliate (or, in relation to any business or activity that constitutes Competition, a partner, promoter, manager, agent, representative, adviser or consultant), in each case of, for or to any: (A) Specified Competitor; or (B) other Person that engages in Competition in any part of the Restricted Territory; or

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(c) take any of the actions referred to in Schedule 1.

provided, further, however, that Shareholder may, without violating any of the clauses of this Section 1, own, as a passive investment, shares of capital stock of a publicly-held corporation that is a Specified Competitor or engages in Competition in any part of the Restricted Territory if: (1) such shares are actively traded on an established national securities market in Singapore, Japan or the United States; and (2) the number of shares of such corporation’s capital stock that are owned beneficially by Shareholder and the number of shares of such corporation’s capital stock that are owned beneficially by Affiliates of Shareholder collectively represent less than five percent of the total number of shares of such corporation’s capital stock outstanding.

2. No Hiring or Solicitation of Employees, Consultants or Independent Contractors; No Interference. Shareholder agrees that, during the Restricted Period, to the extent permitted by applicable law, Shareholder shall not, and Shareholder shall ensure that its Affiliates (other than any shareholder of Shareholder who: (x) is not an officer or director of, or controlled by, Shareholder; and (y) who owns less than a majority of the voting securities of Shareholder) do not:

(a) hire any Specified Individual as an employee, consultant or independent contractor, except where such individual’s employment or engagement by the Company or Sub was involuntarily terminated by the Company or Sub (it being understood that this exception shall not apply to any Specified Individual who voluntary terminates such individual’s employment or engagement by the Company or Sub, whether any such voluntary termination is pursuant to an early retirement program or otherwise); provided, however, that with respect to any Specified Individual who is not identified on Schedule 2 hereto and whose level of employment is at the level below team head (team jang), the restriction contained in this clause “(a)” shall terminate 90 days after such Specified Individual’s employment or engagement with the Company or Sub is terminated by such Specified Individual;

(b) personally or through others, induce, knowingly encourage, solicit (on Shareholder’s own behalf or on behalf of any other Person) any Specified Individual who is known to the Shareholder or its Affiliates (after reasonable inquiry) to be a Specified Individual to leave his or her employment, consulting or independent contractor relationship with Parent or any of Parent’s Affiliates;

(c) personally or through others, knowingly interfere or attempt to interfere with the relationship of Parent or any of Parent’s Affiliates with any Company Business Contact (it being understood that the mere engagement by Shareholder and/or its current Affiliates in the e-commerce business, including the solicitation of or marketing to any users referred to in the definition of “Company Business Contact,” shall not be a violation of this clause “(c)”); or

(d) intentionally libel, slander or disparage Parent or any Affiliate of Parent in any manner that would reasonably be expected to be harmful to the business, business reputation or personal reputation of Parent or any such Affiliate.

3. Representations and Warranties; Covenant Regarding Intellectual Property Claims. Shareholder represents and warrants, to and for the benefit of the Beneficiaries, that: (a) it has full power and capacity to execute and deliver, and to perform all of its obligations under, this Agreement; (b) neither the execution and delivery of this Agreement nor the performance of this

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Agreement will result directly or indirectly in a violation or material breach of: (i) any agreement or obligation by which Shareholder or any of its Affiliates is or may be bound; or (ii) to the knowledge of Shareholder, any law, rule or regulation; (c) this Agreement has been duly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with their terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; (d) the restrictions imposed upon Shareholder under this Agreement are reasonable; (e) as of the date hereof, neither the Company nor any of its products or services has infringed or is infringing (whether directly, contributorily, by inducement or otherwise) any patent owned by (or exclusively licensed to) Shareholder or any of its Affiliates; and (f) to the knowledge of Shareholder (without inquiry or investigation), as of the date hereof, neither the Company nor any of its products or services has infringed or is infringing (whether directly, contributorily, by inducement or otherwise) or has misappropriated or is misappropriating any copyright, trademark, service mark, trade secret or other intellectual property right owned by (or exclusively licensed to) Shareholder or any Affiliate of Shareholder (it being understood that the representations and warranties contained in clauses “(e)” and “(f)” of this Section 3 shall terminate on the second anniversary of the Effective Time). Shareholder agrees that from the date of this Agreement until the second anniversary of the Effective Time, Shareholder shall not, and Shareholder shall ensure that its Affiliates (other than any shareholder of Shareholder who: (x) is not an officer or director of, or controlled by, Shareholder; and (y) who owns less than a majority of the voting securities of Shareholder) do not, bring, cause to be brought, or assist any third party in bringing any claim, suit, action or proceeding of any kind against the Company: (i) alleging that the Company (or any product or service of the Company) has infringed (whether directly, contributorily, by inducement or otherwise) or misappropriated any patent, copyright, trademark, service mark, trade secret or other intellectual property right owned by (or exclusively licensed to) Shareholder or any Affiliate of Shareholder; or (ii) contesting the validity of any patent, copyright, trademark, service mark, trade secret or other intellectual property right owned by the Company; except that the foregoing covenant will immediately terminate and Shareholder and its Affiliates will not be bound or limited in any way by the foregoing covenant if the Company, Parent, any Beneficiary or a controlled Affiliate of any of the foregoing brings, causes to be brought, or assists any third party in bringing any claim, suit, action or proceeding of any kind: (A) alleging that the Shareholder or any of its Affiliates (or any product or service of Shareholder or any of its Affiliates) has infringed (whether directly, contributorily, by inducement or otherwise) or misappropriated any patent, copyright, trademark, service mark, trade secret or other intellectual property right owned by (or exclusively licensed to) the Company, Parent, any Beneficiary or a controlled Affiliate of any of the foregoing; or (ii) contesting the validity of any patent, copyright, trademark, service mark, trade secret or other intellectual property right owned by the Shareholder or any of its Affiliates. The foregoing covenant is personal to the Company and may not be transferred to any other Person directly, by operation of law, or otherwise. In the event of any attempted or purported assignment of the foregoing covenant, or a change of control of the Company following the Effective Time, the foregoing covenant will immediately terminate and be of no force or effect.

4. Confidentiality. Shareholder agrees that it shall hold and treat all Confidential Information in accordance with the terms of the Confidentiality Agreement dated January 17, 2009, among the Company, Parent, Shareholder and Ki-Hyung Lee (the “Confidentiality Agreement”) (it being understood that, for purposes of this Section 4, all Confidential Information shall be deemed to be Proprietary Information (as defined in the Confidentiality Agreement) and to have been disclosed to Shareholder by the Company under the terms of the Confidentiality Agreement, regardless of when such Confidential Information was disclosed to Shareholder).

5. Release. Shareholder hereby irrevocably, unconditionally and completely releases, acquits and forever discharges each of the Beneficiaries from any Claim, and hereby irrevocably,

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unconditionally and completely waives and relinquishes each and every Claim that the undersigned may have had in the past, may now have or may have in the future against any of the Beneficiaries; provided, however, that Shareholder is not releasing any rights available to it under the Share Allocation Agreement, the Agreement to Tender and Voting Agreement or any other agreement entered into by Shareholder in connection with the transactions contemplated by the Share Allocation Agreement or the Agreement to Tender and Voting Agreement.

6. Remedies. In addition to all other remedies available (at law or otherwise) to Parent, Parent shall be entitled to seek and obtain equitable relief (including, without limitation, injunction and specific performance) as a remedy for any breach or threatened breach of any provision of this Agreement. To the fullest extent permitted by applicable laws, Parent shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6, and Shareholder waives any right it may have to require that Parent obtain, furnish or post any such bond or similar instrument. If any action, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

7. Use of the Interpark Name. Within three months after the Effective Time, Parent and Sub shall cause the Company to cease using the “Interpark” name in connection with all of the Company’s and its Affiliates’ businesses and on the Company’s and its Affiliates’ letterhead and other stationery, including on any of the Company’s or any of its Affiliates’ websites and including the use of the “Interpark” name in the Company’s articles of incorporation (which shall be amended to remove such name as soon as practicable after the Effective Time).

8. Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable law.

9. Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Korea, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Seoul Central District Court located in Seoul, Korea; (b) each of the parties irrevocably waives the right to trial by jury; and (c) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address set forth below such party’s name on the signature page hereto. Nothing in this Section 9 shall be deemed to limit or otherwise affect the right of Parent or any other Beneficiary to commence any legal action or proceeding against Shareholder in any forum or jurisdiction in which any action, activity or business that constitutes (or would reasonably be expected to constitute) a breach of this Agreement is undertaken or threatened to be undertaken.

10. Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall

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be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11. Successors and Assigns. This Agreement shall be binding upon Shareholder and shall inure to the benefit of Parent and the other Beneficiaries and the respective successors and permitted assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other Person, in connection with the sale of a direct or indirect controlling interest in the Company or the sale of a substantial part of the assets or business of the Company. Shareholder shall not be permitted to assign any of its rights or delegate any of its obligations under this Agreement.

12. Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

13. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

14. Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the parties sought to be bound by any such amendment, modification, alteration or supplement.

15. No Impairment. Shareholder shall not, and Shareholder shall ensure that its Affiliates (other than any shareholder of Shareholder who: (x) is not an officer or director of, or controlled by, Shareholder; and (y) who owns less than a majority of the voting securities of Shareholder) do not, engage in any activity, enter into any transaction or otherwise take any action that would (or that could reasonably be expected to) adversely impact (other than in an immaterial manner) the purposes and intent of this Agreement or the benefits intended to be conferred upon the Beneficiaries pursuant to this Agreement.

16. Defined Terms. For purposes of this Agreement:

(a) “Affiliate” shall mean, with respect to any Person, any other Person that as of the date of this Agreement or as of any subsequent date, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

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(b) “Beneficiaries” shall include: (i) Parent; (ii) each Affiliate of Parent (including, for the avoidance of doubt, the Company); and (iii) the successors and assigns of each of the Persons referred to in clauses “(i)” and “(ii)” of this sentence.

(c) “Claim” means all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including any unknown, unsuspected or undisclosed claim, in each case to the extent relating to or arising out of: (i) any written or oral agreements or arrangements occurring, existing or entered into by Shareholder at any time up to and including the date of this Agreement; and (ii) any events, matters, causes, acts, omissions or conduct, occurring or existing at any time up to and including the date of this Agreement.

(d) “Company Business Contact” means any Person who is or was a user of, a seller or advertiser in connection with or a technology, marketing or other partner relating to any aspect of the business of the Company as of, or within the one year prior to, the Effective Time, unless such Person has terminated its business relationship with the Company not as a result of a breach by Shareholder of this Agreement.

(e) A Person shall be deemed to be engaged in “Competition” if such Person or any of such Person’s Affiliates (other than: (x) any officer or director of such Person; and (y) any shareholder of such Person who is not controlled by such Person and who owns less than a majority of the voting securities of such Person) is engaged directly or indirectly in the Online Marketplace Business.

(f) “Confidential Information” means any non-public information relating to the Company, including any non-public information relating to the business, operations, financial affairs, assets, technology, contracts, users, sellers, licensees, personnel, consultants or plans of Company; provided, however, that “Confidential Information” shall not be deemed to include information that: (i) is or becomes generally available to the public (other than as a result of disclosure in contravention of the Confidentiality Agreement); (ii) is or becomes available to Shareholder or any of its Affiliates on a non-confidential basis from a source other than the Company, Sub or any of their respective Affiliates or representatives, provided that none of Shareholder or its Affiliates knows or has reason to know that disclosure to Shareholder or any of its Affiliates is in contravention of a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company, Sub or any of their respective Affiliates; (iii) has been developed by Shareholder or any of its Affiliates without the use of or reference to any Confidential Information; or (iv) was in the possession of, or was rightfully known by, Shareholder or any of its Affiliates prior to receipt thereof from the Company, Sub or any of their respective Affiliates or representatives and was not the subject of a confidentiality agreement with the Company, Sub or any of their respective Affiliates or representatives.

(g) “Online Marketplace Business” shall mean the offering to the public of any infrastructure for an e-commerce platform (e.g., website, search function, member registration and processing services, etc.) that enables buyers and sellers to interact and trade with one another for the purchase and sale of goods over the Internet, not including the following businesses: (i) on-line payment services; (ii) on-line education services; (iii) the business of the purchase, sale or marketing of: (A) tickets and ticketing services; (B) books, newspapers and magazines and other periodicals, including electronic versions thereof and associated software and hardware; and (C) tours and travel services; and (iv) Interpark International’s seller business in Japan through third parties such as Rakuten and Yahoo Japan.

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(h) “Person” shall mean any: (i) individual; (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.

(i) “Restricted Period” shall mean the period commencing as of the Effective Time and ending on the second anniversary of the Effective Time.

(j) “Restricted Territory” shall mean each county, province, territory or other jurisdiction in Japan and Singapore, provided, however, that in the event that Parent, the Company and Sub exit from the Online Marketplace Business in Japan or Singapore, such country shall be excluded from the definition of “Restricted Territory” on and after the time of such exit.

(k) “Specified Competitor” shall mean each of the entities identified on Schedule 3 hereto, each subsidiary of any such entity and each shareholder of any such entity that owns at least a majority of the voting securities of such entity.

(l) “Specified Individual” shall mean: (i) any individual identified on Schedule 2 hereto; and (ii) any other individual who is an employee (other than an employee that has an annual base salary of less than KRW50,000,000), consultant (other than any consultant that provides broad-based or general industry consulting services) or independent contractor of or to the Company or Sub at any time from the date of the Share Allocation Agreement through (and including) the Effective Time.

17. Effective Time. This Agreement shall become effective as of the Acceptance Time (as defined in the Share Allocation Agreement), unless: (a) the Agreement to Tender and Voting Agreement dated of even date herewith among Parent, Acquisition Sub and Shareholder was validly terminated by Shareholder prior to the Acceptance Time; and (b) Shareholder did not tender any securities of the Company held by Shareholder pursuant to the Offer (as defined in the Share Allocation Agreement) prior to the Acceptance Time. If this Agreement does not become effective as of the Acceptance Time in accordance with the preceding sentence, this Agreement shall become effective as of the time any securities of the Company held by Shareholder are purchased by Acquisition Sub during any subsequent offering period (or one or more extensions thereof) in relation to the Offer provided for by Acquisition Sub in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (a “Subsequent Offering Period”). (The time at which this Agreement becomes effective in accordance with this Section 17 is referred to as the “Effective Time”). This Agreement shall automatically terminate if Acquisition Sub does not purchase (as of the Acceptance Time or at any time during any Subsequent Offering Period (or one or more extensions thereof)) any securities of the Company held by Shareholder.

18. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent designated for overnight delivery by internationally recognized overnight air courier (such as Federal Express), three business days after delivery to such courier; (b) if sent by facsimile transmission, on the Business Day following transmission and confirmation of receipt; and (c) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

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if to Shareholder:

Interpark Corporation

8th Floor, NamSeoul Bldg.

1304-3, Seocho-dong, Seocho-gu

Seoul, Korea

Attention: Mr. Dong-Hwa Kang, Managing Director

Facsimile: +82 2-538 3208

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention: Lawrence Chu, Yoichiro Taku

Facsimile: (650) 493-6811

if to Parent or Sub:

eBay Inc.

2145 Hamilton Avenue

San Jose, CA 95125

Attention: General Counsel

Facsimile: (408) 376-7513

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.

INTERPARK CORPORATION

By:	/s/ Ki-Hyung Lee
Name:	Ki-Hyung Lee
Title:	CEO
Address:	Interpark Co. 8th Floor, NamSeoul Bldg. 1304-3, Seocho-dong, Seocho-gu, Seoul Korea

EBAY INC.

By:	/s/ Lorrie Norrington
Name:	Lorrie Norrington
Title:	President, eBay Marketplaces
Address:	2145, Hamilton Ave San Jose , CA 95125

INTERNET AUCTION CO. LTD

By:
Name:
Title:
Address:

KEY SHAREHOLDER AGREEMENT